     As filed with the Securities and Exchange Commission on April 30, 2004.
                                                           REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -------------------

                              GLIMCHER REALTY TRUST
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS DECLARATION OF TRUST)

           MARYLAND                                             31-1390518
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                               150 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                                 (614) 621-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                -------------------

                                HERBERT GLIMCHER
                             CHIEF EXECUTIVE OFFICER
                              GLIMCHER REALTY TRUST
                               150 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                                 (614) 621-9000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                -------------------

                                   COPIES TO:
                              ALAN S. PEARCE, ESQ.
                                 BRYAN CAVE LLP
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                -------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: : [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM            PROPOSED
   TITLE OF EACH CLASS OF                    AMOUNT                 OFFERING PRICE         MAXIMUM AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED (1)         TO BE REGISTERED             PER SHARE(1)          OFFERING PRICE(1)      REGISTRATION FEE
-------------------------------         ----------------             ------------          -----------------      ----------------
Common Shares of Beneficial
Interest, $.01 par value per share           822,364                    21.94                 $18,042,666.16          $2,286.01

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) This estimate is based on the average of the high and low sales on the New York Stock Exchange, Inc. of the common shares of beneficial interest, par value $0.01 per share, of Glimcher Realty Trust on April 27, 2004, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for the purposes of determining the registration fee.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED APRIL 30, 2004

                                 822,364 Shares

                              GLIMCHER REALTY TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

         As used in this prospectus references to "we," "our," "us", the "Company" and "Glimcher" are references to Glimcher Realty Trust, a Maryland real estate investment trust, or REIT, and Glimcher Properties Limited Partnership, a Delaware limited partnership, as well as all entities in which we have an ownership interest. The term "operating partnership" refers to Glimcher Properties Limited Partnership. The term "properties" refers to the 67 retail properties we own and operate as of the date of this prospectus, unless another date is specified, in which case the term "properties" will refer to the retail properties which we own and operate as of that date. The term "common shares" refers to our common shares of beneficial interest.

         This prospectus relates to the possible offer and sale of up to 822,364 common shares by the shareholders listed in this prospectus, who we refer to hereafter as the "Selling Shareholders," under the section entitled "Selling Shareholders," if we elect to issue these common shares to the Selling Shareholders in exchange for 822,364 units of limited partnership interest in the operating partnership, upon the redemption of these units of limited partnership interest. In this prospectus we refer to these units as "OP Units."

         The operating partnership's limited partnership agreement, dated as of November 30, 1993, as amended, grants the Selling Shareholders the right to have us redeem all or some of their OP Units. If the Selling Shareholders exercise their right to tender their OP Units for redemption, the OP Units may be redeemed at our option for cash or by us issuing an equivalent number of common shares. As a result, we may in the future issue up to 822,364 common shares upon the acquisition of OP Units tendered for redemption. We are registering these common shares for resale to provide the Selling Shareholders freely tradable common shares upon redemption.

         The Selling Shareholders, directly or through agents or dealers, may sell all or some of his common shares that are the subject of this prospectus on terms to be determined at the time of sale. To the extent required, the specific terms of a particular offer will be set forth in an accompanying prospectus supplement. Our registration of these common shares does not necessarily imply that all or a portion of these common shares will be issued by us or offered for sale by the Selling Shareholders.

         We will not receive any proceeds from the sale of any common shares offered by the Selling Shareholders. We will acquire additional OP Units in the operating partnership in exchange for any common shares that we may issue to the Selling Shareholders. We currently hold an approximate 90.9% interest in the operating partnership.

         On April 27, 2004, the closing sale price of our common shares as reported on the New York Stock Exchange was $21.97 per share. Our common shares are listed on the New York Stock Exchange under the symbol "GRT."

         Our principal executive offices are located at 150 East Gay Street, Columbus, Ohio 43215 and our telephone number is (614) 621-9000.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 2004.

The information contained in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION..................................................................        1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................        1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS............................................        2

RISK FACTORS.........................................................................................        2

OUR COMPANY..........................................................................................       10

USE OF PROCEEDS......................................................................................       10

SELLING SHAREHOLDERS.................................................................................       10

DESCRIPTION OF CAPITAL SHARES........................................................................       12

RESTRICTIONS ON OWNERSHIP AND TRANSFER...............................................................       15

SHAREHOLDER RIGHTS PLAN..............................................................................       16

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS...........................       18

FEDERAL INCOME TAX CONSIDERATIONS....................................................................       22

PLAN OF DISTRIBUTION.................................................................................       34

ERISA MATTERS........................................................................................       35

LEGAL MATTERS........................................................................................       35

EXPERTS..............................................................................................       35

         You should rely only on the information contained or incorporated by reference in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only at their respective dates. Our business, financial condition, results of operations and prospectus may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed a "shelf" registration statement on Form S-3 with the SEC relating to the securities that may be offered by this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its Web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" in this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

         1. Our Annual Report on Form 10-K/A No. 1 for the year ended December 31, 2003, filed on April 30, 2004

         2. Our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed February 23, 2004;

         3. Our Form 8-Ks dated (i) January 20, 2004, filed January 20, 2004, (ii) dated January 23, 2004, filed January 23, 2004,
                  (iii) dated January 29, 2004, filed January 29, 2004, (iv) dated February 20, 2004, filed February 20, 2004, (v) dated February 25, 2004, filed February 25, 2004 and (vi) dated April 7, 2004, filed April 7, 2004;

         4. The description of the common shares contained in our Registration Statement on Form 8-A, filed October 21, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest";

         5. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Glimcher Realty Trust, Attention: Chief Financial Officer, 150 East Gay Street, Columbus, Ohio 43215 (Telephone Number:
(614) 621-9000).

         You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, or the "PSLRA," with respect to our results of operation, financial condition and business. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, those listed under the caption "Risk Factors" in this prospectus.

         Our future results, financial condition and business may differ materially from what is expressed in these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or, if applicable, the date of the document incorporated by reference.

         All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events, except as required by applicable law.

                                  RISK FACTORS

         An investment in the common shares offered under this prospectus involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this prospectus and incorporated herein by reference, in connection with an investment in the common shares offered under this prospectus.

         WE ARE SUBJECT TO RISKS INHERENT IN OWNING REAL ESTATE INVESTMENTS. Real property investments are subject to varying degrees of risk. If our properties do not generate sufficient income to meet operating expenses and other required expenditures, our ability to make distributions to you and the value of your shares will be adversely affected. Our income may be adversely affected by the general economic climate, local economic conditions, and other local conditions. Examples of other local conditions that could adversely affect our income include oversupply of space or reduced demand for rental space and newly developed properties, the attractiveness of our properties compared to other space, our ability to provide adequate maintenance, and fluctuation in real estate taxes, insurance and other operating costs. We are covered under our all risk property insurance policies in the amount of $200 million per incident for acts of terrorism on our consolidated real estate assets through January 1, 2005. There can be no assurance that we will be able to obtain terrorism insurance on our properties after that date or, if we can, that the premiums for the insurance will be reasonable. Income and real estate values may also be adversely affected by applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, our ability to sell our properties quickly in response to changes in economic or other conditions will be limited. In certain areas of the country there may be an oversupply of retail space. We cannot be sure that we will be able to lease space as tenants move out or as to the rents we may be able to charge the new tenants at such space.

         BANKRUPTCY OF OUR TENANTS OR DOWNTURNS IN OUR TENANTS' BUSINESSES MAY REDUCE OUR CASH FLOW. Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant of our properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of that tenant's lease and thereby cause a reduction in the cash available for distribution. If a tenant files for bankruptcy, we cannot be sure that it will affirm its lease and continue to make rental payments in a timely manner. Some of our rents are based on a percentage of our tenants' sales. A downturn in a tenant's business may weaken its financial condition and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, certain of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels or profit margins are not achieved or if an exclusive use provision is violated, all of which may adversely affect our cash available for distribution and the value of your shares.

         WE FACE SIGNIFICANT COMPETITION WHICH MAY DECREASE THE OCCUPANCY AND RENTAL RATES OF OUR PROPERTIES. We compete with many commercial developers, real estate companies and major retailers. Some of these entities develop or own malls, value-oriented retail properties and community shopping centers that compete with us for tenants. We face competition for prime locations and for tenants. New regional malls or other retail shopping centers with more convenient locations or better rents may attract our tenants or cause them to seek more favorable lease terms at or prior to renewal. In addition, many traditional retailers compete for the same consumers. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

         WE RELY ON MAJOR TENANTS. At December 31, 2003, our three largest tenants were The Limited, Inc., The Gap, Inc. and Saks, Incorporated. The Limited, Inc. represented 3.9%, The Gap, Inc. represented 3.0% and Saks, Incorporated represented 2.4% of our annualized minimum rents. No other tenant represented more than 2.4% of the aggregate annualized minimum rents of our properties as of such date. Our financial position and our ability to make distributions may be adversely affected by the bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its lease as it expires.

         OUR OPERATIONS COULD BE AFFECTED IF WE LOST KEY MANAGEMENT PERSONNEL. Our executive officers have substantial experience in owning, operating, managing, acquiring and developing shopping centers. Our success will depend in large part upon the efforts of these executives, and we cannot guarantee that they will remain with us. The loss of key management personnel could have a negative impact on our operations. In addition, there are no restrictions on the ability of these executives to compete with us after termination of their employment.

         DEBT FINANCING COULD ADVERSELY AFFECT OUR PERFORMANCE. We had $1.3 billion of combined mortgage indebtedness and credit facility borrowings outstanding as of December 31, 2003. Of our outstanding debt, $263.1 million is scheduled to mature during 2004. As of December 31, 2003, we have borrowed $80.8 million from our $150 million secured credit facility which matures on October 16, 2006. A number of our outstanding loans will require lump sum or "balloon" payments for the outstanding principal balance at maturity, and we may finance future investments in the same manner. Our ability to repay indebtedness at maturity or otherwise may depend on our ability either to refinance such indebtedness or to sell our properties. We have no refinancing commitments covering any existing or future indebtedness. We cannot be sure that refinancing will be available on reasonable terms and conditions, that asset sales will occur or that the proceeds received from asset sales will be sufficient to enable us to make the required payments at maturity of our indebtedness. If we are unable to repay any of our debt at or before maturity, we may have to borrow against properties that are not encumbered or under our credit facility, to the extent we have availability thereunder, to make such repayments. In addition, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which could reduce the value of our shares and the distributions payable to you. Fourteen of our properties are pledged as security for repayment of mortgage indebtedness or indebtedness under our credit facility.

         OUR BOARD OF TRUSTEES HAS UNLIMITED AUTHORITY TO INCREASE THE AMOUNT OF DEBT WE MAY INCUR. Our Board of Trustees determines our financing policies and can amend or revise those policies at any time without a vote of our shareholders. In addition, our organizational documents do not limit the amount of indebtedness that we may incur or the ratio of debt to total market capitalization that we must maintain. Although our trustees have no present intention to change any of these policies, revisions to these policies could result in a more highly leveraged company with an increased risk of default on indebtedness and an increase in debt service charges. We may also, without shareholder vote, continue to use leverage through borrowing under our credit facility and on our unencumbered properties to increase the number and size of our investments. Our use of leverage presents an additional element of risk if cash flow from our properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended and in effect (the "Code").

         OUR FINANCIAL CONDITION AND DISTRIBUTIONS COULD BE ADVERSELY AFFECTED BY FINANCIAL COVENANTS. Our mortgage indebtedness and credit facility impose certain financial and operating restrictions on us and our properties and also impose restrictions on subordinated financing secured by such properties and financings of our other assets and properties. These restrictions include restrictions on borrowings, prepayments and distributions. Additionally, our credit facility requires us to meet certain financial tests and some of our mortgage indebtedness provides for prepayment penalties, each of which could restrict our financial flexibility.

         CERTAIN OF OUR FINANCING ARRANGEMENTS CONTAIN LIMITATIONS ON THE AMOUNT OF DEBT WE MAY INCUR. Our credit facility is the most restrictive of our financing arrangements, and as of December 31, 2003, our total borrowings outstanding under our credit facility were $80.8 million, and the additional amount that we may borrow from this facility or other sources based upon the restrictive covenants in the credit facility is $190.1 million as of December 31, 2003. Our ratio of debt to total market capitalization was 55.5% as of December 31, 2003, and 54.3% as of March 31, 2004. As used herein, "total market capitalization" means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of Glimcher Properties Limited Partnership (based on the closing price of our shares as of December 31, 2003 and March 31, 2004).

         AN INCREASE IN INTEREST RATES COULD CAUSE A DECREASE IN THE MARKET PRICE OF THE COMMON SHARES AND ADVERSELY AFFECT OUR ABILITY TO PAY DISTRIBUTIONS TO YOU. A variety of factors influence the price of our common shares in public trading markets. We believe that investors generally perceive REIT's as yield-driven investments and compare the annual yield from distributions by REITs with yields on various other types of financial instruments. Thus, an increase in market interest rates generally could adversely affect the market price of our common shares.

         OUR VARIABLE RATE DEBT OBLIGATIONS MAY IMPEDE OUR OPERATING PERFORMANCE AND PUT US AT A COMPETITIVE DISADVANTAGE. Required repayments of debt and related interest can adversely affect our operating performance. As of December 31, 2003, approximately $205.6 million of our indebtedness bears interest at a variable rate, and we have the ability to borrow up to an additional $65.0 million under our existing credit facility, which bears interest at a variable rate. Increases in interest rates on our existing indebtedness would increase our interest expense, which could adversely affect our cash flow and our ability to pay distributions. For example, if market rates of interest on our variable rate debt outstanding as of December 31, 2003, increased by 100 basis points, the increase in interest expense on our existing variable rate debt would decrease future earnings and cash flows by approximately $1.7 million annually.

         WE COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL ISSUES. Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating these substances on or under the property. The federal Comprehensive Environmental Response, Compensation & Liability Act, as amended, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the presence of such hazardous substances. In connection with the ownership or operation of our properties, we could be liable for such costs in the future. The costs of any required remediation and liability therefore as to any property could be substantial under these enactments and could exceed the value of the property and or our aggregate assets. The presence of hazardous or toxic substances, or the failure to properly remediate such substances, also may adversely affect our ability to sell or rent a property or to borrow funds using such property as collateral. In addition, environmental laws may impose restrictions on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance.

         We do not believe that we currently are subject to any material environmental remediation obligations. However, we cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property or of complying with future environmental requirements could be substantial and affect our operating results.

         WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS. Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements related to access and use by disabled persons. We may incur additional costs of complying with the Americans with Disabilities Act in the future. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of complying with these laws. If we incur substantial costs to comply with this statute and any other legislation, our financial condition, results of operations, cash flow, the value of your shares and our ability to pay distributions to you could be adversely affected.

         WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP PROPERTIES OR OPERATE DEVELOPED PROPERTIES. We intend to selectively pursue development projects. However, as a result of economic and other conditions, development projects may not be pursued or may be completed later or with higher costs than anticipated. These projects generally require various governmental and other approvals, which we cannot be sure we will receive. Development activities involve significant risks. These risks include the expenditure of funds on and devotion of our time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that we may not be able to obtain construction financing and permanent financing and the risk that such financing terms may not be favorable to us; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

         WE ARE SUBJECT TO CERTAIN LIMITATIONS ON PROPERTY SALES AND CONFLICTS OF INTEREST. Glimcher Properties Limited Partnership may not enter into certain transactions, including the sale of all or substantially all of its assets, without consent from the holders of a majority of the units of partnership interest in Glimcher Properties Limited Partnership (excluding Glimcher Realty Trust). This majority vote requirement effectively means that any such transaction must be approved by Herbert Glimcher and his sons David Glimcher and Michael Glimcher because, together with their spouses, they own approximately 4.8% of the units in Glimcher Properties Limited Partnership (which constitutes a majority of the units in Glimcher Properties Limited Partnership other than those owned by Glimcher Realty Trust) outstanding as of January 5, 2004. This veto right may limit our ability to enter into a liquidating transaction that may be in our shareholders' interest.

         As a result of Herbert Glimcher's, David Glimcher's and Michael Glimcher's status as holders of both common shares and units, they have interests that conflict with our shareholders with respect to business decisions affecting Glimcher Realty Trust and Glimcher Properties Limited Partnership. In particular, as holders of units, they may suffer different and/or more adverse tax consequences than Glimcher Realty Trust upon the sale or refinancing of some of our properties due to unrealized gains attributable to these properties. Therefore, Glimcher Realty Trust may have objectives different from Herbert Glimcher, David Glimcher and Michael Glimcher regarding the appropriate pricing and timing of any sale or refinancing of certain of our properties. Although we (through a wholly owned subsidiary), as the sole general partner of Glimcher Properties Limited Partnership, have the exclusive authority as to whether and on what terms to sell, refinance or seek to purchase an interest in an individual property, Herbert Glimcher, David Glimcher and Michael Glimcher might seek to influence our decisions with respect to these actions, even though those actions might otherwise be financially advantageous or adverse to Glimcher Realty Trust. They also may seek to influence us to refinance a property with a higher level of debt than would be in Glimcher Realty Trust's best interests.

         THE RESULTS OF OPERATIONS FOR OUR PROPERTIES DEPEND ON THE ECONOMIC CONDITIONS OF THE REGIONS OF THE UNITED STATES IN WHICH THEY ARE LOCATED. Results of operations and distributions to shareholders will be subject generally to economic conditions in the regions in which the Company's properties are located. For the year ended December 31, 2003, approximately 19% of annualized minimum rents came from properties in Ohio. On January 5, 2004, the Company acquired the remaining interests in Polaris Mall, LLC, the owner of Polaris Fashion Place, and Polaris Center LLC, the owner of Polaris Towne Center, a community center, both located in Columbus, Ohio. If the two Polaris properties were included as of December 31, 2003, the percentage of annualized minimum rents from properties in Ohio would have been 28%.

         OUR ABILITY TO OPERATE OR DISPOSE OF ANY PARTIALLY-OWNED PROPERTIES WE MAY ACQUIRE MAY BE RESTRICTED. Although we no longer own partial interests in properties, we may in the future. Partnership or joint venture investments may involve risks not otherwise present for wholly owned properties. These risks include the possibility that our partners or co-venturers might become bankrupt, might have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy to maintain our qualification as a REIT. We may need the consent of our partners for major decisions affecting properties that are partially owned. Joint venture agreements may also contain provisions that could force us to sell all of our interest in, or buy all of our partners' interests in, such entity or property. These provisions may be triggered at a time when it is not advantageous for us to either buy our partners' interests or sell our interest. Additionally, if we serve as the managing member of a property-owning joint venture, we may have certain fiduciary responsibilities to the other participants in such entity. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

         RISK OF SHARES AVAILABLE FOR FUTURE SALE. We may issue common shares in the future. No prediction can be made as to the effect, if any, that future sales of common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares.

         THERE ARE LIMITS ON THE OWNERSHIP OF OUR SHARES OF BENEFICIAL INTEREST AND LIMITS ON CHANGES IN CONTROL RESULTING FROM A STAGGERED BOARD AND OUR ABILITY TO ISSUE PREFERRED SHARES. In order to maintain our qualification as a REIT for Federal income tax purposes, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year.

         To ensure that we will not fail to qualify as a REIT under this test, our organizational documents authorize the trustees to take such action as may be required to preserve our qualification as a REIT and to limit any person, other than Herbert Glimcher and David Glimcher and any other person approved by the trustees, to direct or indirect ownership of (i) 8.0% of the lesser of the number or value of our outstanding shares of beneficial interest, (ii) 9.9% of the lesser of the number or value of the total Series F Preferred Shares outstanding and (iii) 9.9% of the lesser of the number or value of the total Series G Preferred Shares outstanding. The trustees may not grant exemptions from these ownership limitations if it would cause our status as a REIT to terminate for Federal income tax purposes. Herbert Glimcher and David Glimcher are limited to an aggregate of 25% direct or indirect ownership of our shares of beneficial interest. The trustees have also granted an exemption to Cohen & Steers Capital Management, Inc. permitting them to own, directly or indirectly, of record or beneficially, (i) up to 600,000 Series F Preferred Shares and (ii) up to 14.9% of the lesser of the number or value of the outstanding shares of any other class of our equity securities. However, in no event, shall they be permitted to own, directly or indirectly, of record or beneficially, more than 14.9% of the lesser of the number or value of all outstanding shares of our equity securities. Despite these provisions, we cannot be sure that there will not be five or fewer individuals who will own more than 50% in value of our outstanding shares of beneficial interest, thereby causing us to fail to qualify as a REIT. The ownership limits may also discourage a change of control of the Company.

         Our Board of Trustees is divided into three classes. The terms of Class I, Class II and Class III trustees currently expire in 2004, 2005 and 2006, respectively. Trustees for each class will be chosen for a three year term upon the expiration of their current term, and each year one class of trustees will be elected by our shareholders. The staggered terms for trustees may affect the ability of our shareholders to change control of the Company even if a change of control were in the interests of our shareholders.

         Our declaration of trust authorizes our Board of Trustees to establish one or more series of preferred shares and to determine the preferences, rights and other terms of any series. We have outstanding 6,000,000 Series G Preferred Shares having a total liquidation preference of $150,000,000, 2,400,000 Series F Preferred Shares having a total liquidation preference of $60,000,000 and 35,505,313 common shares based on our number of common shares outstanding as of April 26, 2004. Our Board of Trustees could authorize us to issue other series of preferred shares that could deter or impede a merger, tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interest or in which our shareholders might receive a premium for their shares over the then current market price of such shares.

         On March 9, 1999, we adopted a shareholder rights plan. Under the terms of the rights plan, our Board of Trustees can in effect prevent a person or group from acquiring more than 15% of our outstanding common shares. Unless our Board of Trustees approves of such person's purchase, after that person acquires more than 15% of our common shares, all other shareholders will have the right to purchase common shares from us at a price that is half of their then fair market value. These purchases by the other shareholders would substantially reduce the value and influence of the common shares owned by the acquiring person. Our Board of Trustees, however, can prevent the rights plan from operating in this manner. This gives our Board of Trustees significant discretion to approve or disapprove of a person's efforts to acquire a large interest in us and, accordingly, may discourage a change in control of our Company. See "Shareholder Rights Plan."

         Our declaration of trust and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interests of our shareholders. See "Certain Provisions of Maryland Law and Our declaration of trust and bylaws."

         As a Maryland real estate investment trust, we are subject to the provisions of the Maryland REIT law. The Maryland REIT law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. The Maryland REIT law may delay or prevent offers to acquire us or increase the difficulty of completing an acquisition of us, even if the acquisition is in our shareholders' best interests. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws."

         OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO YOU. We believe that we have qualified as a REIT under the Code since 1994. We cannot be sure that we will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions, of which there are only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control may impact our ability to qualify as a REIT under the Code. In addition, we cannot be sure that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws relating to REITs, or the Federal income tax consequences of REIT qualification. From time to time, Congress has proposed legislation to modify certain tax rules concerning REITs. It is not known whether these or other laws will be enacted in the future and, if enacted, what impact they will have on our ability to operate as a REIT.

         If we fail to qualify as a REIT, we will be subject to Federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate income tax rates. In addition, unless entitled to relief under certain statutory provisions, we will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which our qualification is lost. That would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability imposed for the year or years involved. In addition, we would no longer be required by the

Code to make any distributions as a condition to REIT qualification. To the extent that distributions to our shareholders may have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

         OUR OWNERSHIP INTERESTS IN CERTAIN PARTNERSHIPS AND OTHER VENTURES ARE SUBJECT TO CERTAIN TAX RISKS. All of our property interests and other investments are made or held through Glimcher Properties Limited Partnership or partnerships, limited liability companies or other ventures in which Glimcher Properties Limited Partnership has an interest (the "Subsidiary Partnerships"). The ownership of these interests may involve special tax risks for us. These risks include possible challenge by the Internal Revenue Service ("IRS") of allocations of income and expense items which could affect the computation of our taxable income, or a challenge to the status of Glimcher Properties Limited Partnership or the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for Federal income tax purposes, as well as the possibility of action being taken by us, Glimcher Properties Limited Partnership or the Subsidiary Partnerships or the owners of the Subsidiary Partnerships that could adversely affect our qualification as a REIT, for example, by requiring the sale of a property. We believe that Glimcher Properties Limited Partnership and each of the Subsidiary Partnerships have been and will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If Glimcher Properties Limited Partnership or any Subsidiary Partnership were treated as an association, such entity would be taxable as a corporation. If our ownership interest in any entity taxable as a corporation exceeded 10% (in terms of vote or value) of such entity's outstanding securities (unless such entity were a "taxable REIT subsidiary," or a "qualified REIT subsidiary," as those terms are defined in the Code) or the value of our interest in any such entity exceeded 5% of the value of our assets, we would cease to qualify as a REIT; distributions from any of these entities to us would be treated as dividends, to the extent of such entity's current or accumulated earnings and profits; and we would not be able to deduct our share of losses, if any, generated by such entity in computing its taxable income.

         WE MAY HAVE TO ACCESS OTHER SOURCES OF FUNDS IN ORDER TO MEET OUR REIT DISTRIBUTION REQUIREMENTS. In order to qualify to be taxed as a REIT, we must make annual distributions to shareholders of at least 90% of our REIT taxable income (determined by excluding any net capital gain). The amount available for distribution will be affected by a number of factors, including cash flow generated by our properties, distributions received from our subsidiaries, our operating expenses and our capital expenditures. We have sold a number of non-core assets and intend in the future to sell additional selected non-core assets. The loss of rental income associated with the properties we sell will in turn affect our net income and Funds From Operation, as that term is defined below. In order to maintain our status as a REIT, we may be required to make distributions in excess of net income and Funds From Operation. In such case, we may find it necessary to arrange for short-term (or possibly long-term) borrowings, or to issue preferred or other securities, to raise funds.

         We have given the following term specific meaning for purposes of this prospectus:

         "Funds From Operations" or "FFO": The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of properties, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Our FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

                                   OUR COMPANY

         Glimcher Realty Trust is a self-administered and self-managed Maryland real estate investment trust, or REIT, which commenced business operations in January 1994 at the time of its initial public offering. We own, lease, manage and develop a portfolio of retail properties consisting of enclosed regional and super regional malls and community shopping centers (including single tenant retail properties). We currently own and operate 67 properties, consisting of 25 malls and 42 community shopping centers (including four single tenant retail properties) located in 22 states. The properties contain an aggregate of approximately 26.7 million square feet of gross leasable area ("GLA"). At December 31, 2003, the properties were approximately 89.8% occupied.

         All of our properties are held by, and our operations are conducted through, Glimcher Properties Limited Partnership, a Delaware limited partnership, or by entities in which the Glimcher Properties Limited Partnership has a direct or indirect interest. As of March 31, 2004, we owned approximately 90.9% of the Glimcher Properties Limited Partnership's outstanding common units of partnership interest and all of the outstanding Series F Preferred Units and Series G Preferred Units in Glimcher Properties Limited Partnership. Our wholly owned subsidiary, Glimcher Properties Corporation, is the sole general partner of Glimcher Properties Limited Partnership.

         Our executive offices are located at 150 East Gay Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000.

                                 USE OF PROCEEDS

         All net proceeds from the sale of our common shares under this prospectus will go to the Selling Shareholders. Accordingly, we will not receive any of the proceeds from the sale of the common shares being offered under this prospectus for the account of the Selling Shareholders.

                              SELLING SHAREHOLDERS

         As described elsewhere in this prospectus, the Selling Shareholders are holders of OP Units who may receive common shares upon redemption of the OP Units. The following table provides the names of and the number of common shares beneficially owned by each of the Selling Shareholders prior to the completion of the offering, and the number and percentage of common shares to be beneficially owned by the Selling Shareholders upon completion of the offering, assuming all of the Selling Shareholders' OP Units are redeemed for common shares and assuming the Selling Shareholders sell all of their common shares pursuant to this prospectus. The column entitled "Number of Shares Offered Hereby" in the following table represents the number of common shares offered hereby and the number of common shares for which OP Units held by the Selling Shareholders may be redeemed.

                                  Beneficial Ownership         Beneficial Ownership
                                   Prior to Offering            After the Offering
                                                                          Percentage of
                              Number of   Number of Shares   Number of       Shares
           Name               Shares(1)    Offered Hereby      Shares    Outstanding(2)
           ----               ---------    --------------     -------    --------------
NEK Polaris LLC(3)           292,227            292,227          0              *

TPKFF Polaris LLC(3)          57,738             57,738          0              *

LAW Polaris LLC(3)           121,467            121,467          0              *

N.P. Limited                 122,910            122,910          0              *
Partnership(3)(4)

Center Properties(5)          14,865             14,685          0              *

Webstertown Shopping          16,508             16,508          0              *
Center (6)

Washington Supermall           1,500              1,500          0              *
Interest L.P.(7)

Fifth Avenue San Mall,
LLC(8)                       195,149            195,149          0              *

TOTAL                                           822,364

------------------
* less than 1%

(1)      Beneficial ownership as of April 27, 2004.

(2) The total number of common shares outstanding used in calculating percentages assumes that none of the OP Units held by other holders of OP Units of our Company have been redeemed for common shares and that none of the other options to acquire common stock held by other persons have been exercised.

(3) The OP Units held by these Selling Shareholders were received in connection with the Company's acquisition from them of the joint venture interests not previously owned by the Company in Polaris Mall, LLC, the indirect owner of Polaris Fashion Place, an enclosed approximately 1.6 million square foot super regional mall located in Columbus, Ohio. Each of the Selling Shareholders is either an Ohio limited liability company or limited partnership.

(4) Alan R. Weiler, a trustee of the Company serving a three-year term which expires in 2005, his spouse and children own, in its entirety, WSS Limited Partnership, an Ohio limited partnership ("WSS"). WSS indirectly owns OP Units by virtue of its ownership interest in NP Limited Partnership. WSS also directly owns OP Units.

(5) The OP Units held by this Selling Shareholder were received in connection with the Company's acquisition of the Weberstown Mall.

(6) The OP Units held by this Selling Shareholder were received in connection with the Company's acquisition of the Weberstown Mall.

(7) The OP Units held by this Selling Shareholder were received in connection with the Company's acquisition of a membership interest in Glimcher Supermall Venture, LLC, the indirect owner of the Supermall of the Great Northwest.

(8) The OP Units held by this Selling Shareholder were received in connection with the Company's acquisition of the 80% interest it did not own in San Mall LLC ("San Mall") which owns the Almeda Mall and Northwest Mall in Houston, Texas. Fifth Avenue San Mall, LLC is wholly owned by the daughter of Herbert Glimcher, the Chairman of the Company's Board of Trustees and the Company's Chief Executive Officer, and the sister of Michael Glimcher, the President of the Company.

                          DESCRIPTION OF CAPITAL SHARES

         The following description of the terms of our shares of beneficial interest is only a summary, and is qualified in its entirety by reference to, Maryland REIT Law and the provisions governing our capital shares in our declaration of trust and bylaws. Copies of the declaration of trust and bylaws are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information how to obtain copies of our declaration of trust and bylaws.

GENERAL

         Our amended and restated declaration of trust, also known as our declaration of trust, authorizes us to issue to up 100,000,000 shares of beneficial interest, consisting of common shares and such other types or classes of shares of beneficial interest as the Board of Trustees may authorize and designate as representing a beneficial interest in our Company. Subject to the rights of the preferred shares, we are authorized to issue preferred shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees may determine by resolution. As of April 26, 2004, there were 35,505,313 common shares, 2,400,000 Series F Cumulative Redeemable Preferred Shares (with a liquidation preference of $25 per share) and 6,000,000 Series G Cumulative Redeemable Preferred Shares (with a liquidation Preference of $25 per share) of our Company issued and outstanding.

         All common shares subject to this prospectus will be duly authorized, fully paid and nonassessable. Under Maryland law, shareholders generally are not liable for a real estate investment trust's debts or obligations. Our declaration of trust also provides that none of our shareholders will be personally liable for any of our obligations by reason of being a shareholder, nor will any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to a person in connection with our Company property or our affairs. Our bylaws further provide that we will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such demand, claim or liability. In addition, it is our policy to include a clause in our contracts which provides that shareholders assume no personal liability for obligations entered into on our behalf. With respect to tort claims, however, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, other than the state of Maryland, be personally liable to the extent that these types of claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

COMMON SHARES

Distributions

         Subject to the preferential rights of any preferred shares and to the provisions of our declaration of trust, holders of the common shares are entitled to receive distributions when, as and if authorized by the Board of Trustees and declared by us, out of assets legally available therefor. Payment and authorization of distributions on the common shares and purchases of common shares by us may be subject to certain restrictions if we fail to pay distributions on our preferred shares.

         Our credit facility presently limits the distributions payable by us on our common shares to 95% of our FFO (after subtracting preferred dividends) on a consolidated and cumulative basis over the prior four quarters.

Voting Rights

         Subject to the provisions of our declaration of trust relating to the transfer of our shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining common shares will not be able to elect any trustees.

Liquidation/ Dissolution

         Upon any liquidation, dissolution or winding-up of our Company, holders of common shares will be entitled to share ratably in any assets legally available for distribution to them, after payment or adequate provision for payment of our known debts and other liabilities and the preferential amounts owing on our outstanding preferred shares.

Other Rights

         Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, common shares have equal dividend, liquidation and other rights.

Transfer Agent

         The transfer agent for our common shares is Computershare Investor Services LLC.

PREFERRED SHARES

Rank

         The Series F Preferred Shares and Series G Preferred Shares, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our Company, rank senior to all of our securities currently outstanding and will continue to be senior to all of our securities unless we issue securities that specifically provide that those securities are on parity with or senior to the Series F Preferred Shares and Series G Preferred Shares.

Distributions

         Holders of Series F Preferred Shares are entitled to receive cash distributions payable quarterly at the rate of 8.75% per year of the $25.00 liquidation preference (equivalent to $2.1875 per year per share). Holders of Series G Preferred Shares are entitled to receive cash distributions payable quarterly at the rate of 8.125% per year of the $25.00 liquidation preference (equivalent to $2.03125 per year per share). These distributions are cumulative from the date the Series F Preferred Shares and Series G Preferred Shares were issued and are payable quarterly on the 15th of each January, April, July and October of each year, or if such date is not a business day, then the first business day immediately thereafter.

         Unless full distributions on the Series F Preferred Shares and Series G Preferred Shares are paid or authorized to be paid and the amount is set apart for payment in full, no distributions will be authorized or paid or set aside for payment on our common shares and none of our common shares will be redeemed, purchased or otherwise acquired by us except by conversion into or exchange for shares of our equity securities ranking junior to the Series F Preferred Shares and Series G Preferred Shares as to distributions and liquidation.

Liquidation Preference

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our Company, before any distribution or payment is made to the holders of any of our common shares, the holders of Series F Preferred Shares and Series G Preferred Shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of assets of our Company legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of the liquidation, dissolution or winding up (whether or not declared).

Redemption

         The Series F Preferred Shares are not redeemable prior to August 25, 2008. Thereafter, we may, upon not less than 30 but not more than 90 days' written notice, redeem some or all of the Series F Preferred Shares for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions to the date fixed for redemption.

         The Series G Preferred Shares are not redeemable prior to February 23, 2009. Thereafter, we may, upon not less than 30 but not more than 90 days' written notice, redeem some or all of the Series G Preferred Shares for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions to the date fixed for redemption.

Voting Rights

         Holders of the Series F Preferred Shares and Series G Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

         Whenever distributions on any Series F Preferred Shares or Series G Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series F Preferred Shares or Series G Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of our Board of Trustees at a special meeting called by the holders of record of at least 20% of the outstanding Series F Preferred Shares, the Series G Preferred Shares or the holders of shares of any series of preferred shares eligible to vote (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series F Preferred Shares, Series G Preferred Shares or the holders of shares of any series of preferred shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, our entire Board of Trustees will be increased by two trustees.

         In general, the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares, Series G Preferred Shares and of any series of shares ranking in parity with the Series F Preferred Shares and the Series G Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series F Preferred Shares or the Series G Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. In general, the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares or the Series G Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the declaration of trust, as amended, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series F Preferred Shares or Series G Preferred Shares.

Conversion

         The Series F Preferred Shares and Series G Preferred Shares are not convertible into or exchangeable for any other property or securities of our Company.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         Among the requirements that we must meet to continue to qualify as a REIT under the Code is that not more than 50% of the value of our outstanding shares of beneficial interest (which we refer to in this prospectus as "shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Additionally, the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

         To protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our shareholders, our declaration of trust, subject to certain exceptions, provides that no holder (other than Herbert Glimcher, David J. Glimcher and any other person approved by the Board of Trustees, collectively, the "excepted persons") may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% of the lesser of the number or value (as determined by the Board of Trustees) of our total outstanding shares. In order to be approved by the Board of Trustees as an excepted person, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. With respect to the Series F Preferred Shares and Series G Preferred Shares, our declaration of trust provides, subject to certain exceptions, that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the lesser of the number or the value (as determined by the Board of Trustees) of the total outstanding class of either the Series F Preferred Shares or Series G Preferred Shares. Herbert and David Glimcher are limited to an aggregate of 25% direct or indirect ownership of the number or value of our outstanding shares of beneficial interest. The trustees have also granted an exemption to Cohen & Steers Capital Management, Inc. permitting them to own, directly or indirectly, of record or beneficially, (i) up to 600,000 Series F Preferred Shares and (ii) up to 14.9% of the lesser of the number or value of the outstanding shares of any other class of our equity securities. However, in no event, shall they be permitted to own, directly or indirectly, of record or beneficially, more than 14.9% of the lesser of the number or value of all outstanding shares of our equity securities.

         The Board of Trustees may waive any of the ownership limits referred to above if evidence satisfactory to the Board of Trustees and our tax counsel is presented, that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the intended transferee must give written notice to us of the proposed transfer and must also furnish opinions of counsel, affidavits, undertakings, agreements and information as may be required by our Board of Trustees no later than the 15th day prior to any transfer which if consummated would result in the intended transferee owning shares in excess of the above referenced ownership limits.

         The ownership limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the ownership limits may delay, defer or prevent a change of control of our Company that might involve a premium price for the shares or otherwise be in the best interest of the shareholders. Any change in the ownership limits would require an amendment to our declaration of trust.

         Any transfer or issuance of shares or any security convertible into shares that would create a direct or indirect ownership of shares in excess of any of the ownership limits reference above, or result in shares being owned by fewer than 100 persons or our Company being "closely held" within the meaning of
Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the shares. Our declaration of trust provides that by giving notice to such a person, we may purchase any or all common shares (we refer to these shares as "excess shares") that are proposed to be transferred in a transaction that, if consummated, would result in the intended transferee owning shares in excess of the ownership limits or would otherwise jeopardize our REIT status. With respect to the Series F Preferred Shares or the Series G Preferred Shares, our declaration of trust provides that by giving notice we may purchase any or all Series F Preferred Shares or the Series G Preferred Shares that are proposed to be transferred in a transaction that would result in the intended transferee owning excess Series F Preferred Shares or the Series G Preferred Shares or would otherwise jeopardize our REIT status. The purchase price of any excess shares will be equal to the fair market value of the shares. After the date fixed for purchase by the Board of Trustees, the holder of excess shares will no longer be entitled to distributions, voting rights and other benefits with respect to the excess shares except the right to payment of the purchase price for the shares. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares will be deemed, at our option, to have acted as our agent in acquiring the excess shares and to hold the excess shares.

         All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of our outstanding shares must give us a written notice containing the information specified in our declaration of trust by January 30 of each year. In addition, each direct or indirect holder of our shares will upon demand be required to disclose to us in writing such information relating to the direct, indirect and constructive ownership of shares as our Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         These ownership limitations may delay, defer or prevent a change in control of our Company unless the Board of Trustees determines that maintenance of REIT status is no longer in our best interests.

         All certificates evidencing common shares, Series F Preferred Shares or Series G Preferred Shares will bear a legend referring to the restrictions described above.

                             SHAREHOLDER RIGHTS PLAN

         On March 9, 1999, the Board of Trustees adopted a shareholder rights plan and entered into a rights agreement with The Harris Trust and Savings Bank, as rights agent. The purpose of the shareholder rights plan is to enhance the Board of Trustees' ability to protect our shareholders' interests by encouraging potential acquirors to negotiate with our Board of Trustees prior to attempting a takeover bid and to provide our Board of Trustees with adequate time to consider any and all alternatives to such a bid. The rights plan may discourage, delay or prevent a change in control of our Company. It will not interfere with any merger or other business combination approved by our Board of Trustees.

         Under the shareholder rights plan, each of our shareholders of record on March 22, 1999 received a share purchase right for each outstanding common share that the shareholder owned. We refer to these share purchase rights as the "rights." The holder of a right does not have the powers and privileges of a shareholder with respect to the right. The rights trade with our shares of common shares and become exercisable only under the circumstances described below.

         In general, the rights will become exercisable when the first of the following events happens:

                  - ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares; or

                  - ten business days, or a later date if determined by the Board of Trustees, after the beginning of, or an announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common shares.

         If the rights become exercisable, the holder of a right will be able to purchase one one-hundredth of a Series E Junior Participating Preferred Share at an exercise price of $55 per one one-hundredth of a preferred share, subject to adjustment to prevent dilution.

         Once a person or group acquires 15% or more of our outstanding common shares, all holders of rights except that person or group may, upon payment of the exercise price, and in lieu of acquiring preferred shares, purchase, with respect to each right, a number of common shares having a market value equal to two times the $55 exercise price. In other words, each right will entitle the holder of the right to acquire common shares at a 50% discount to the market price of the common shares.

         In addition, if at any time following the public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares:

                  - we enter into a merger or other business combination transaction in which we are not the surviving entity;

                  - we enter into a merger or other business combination transaction in which we are the surviving entity, but all or part of our common shares are exchanged for securities of another entity, cash or other property; or

                  - we sell or otherwise transfer or mortgage 50% or more of our assets or earning power;

         then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common shares of the acquiring company equal to two times the $55 exercise price of the right, effectively a 50% discount to the market price of such shares.

         At any time after a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares and prior to such person or group acquiring 50% or more of our outstanding common shares, our Board of Trustees may, at its option, exchange all or any part of the then outstanding and exercisable rights for our common shares at an exchange ratio of one common share for each right.

         We may redeem all, but not less than all, of the rights at a price of $.01 per right at any time before the earlier of:

                  - the time at which any person or group has acquired beneficial ownership of 15% or more of our outstanding common shares; or

                  -        the expiration date of the rights agreement.

         The rights will expire at the close of business on March 9, 2009, unless we redeem or exchange them before that date.

         The above description of our rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the rights agreement. The rights agreement is included as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of this agreement at no charge by writing to us at the address listed on page 1.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OUR
                         DECLARATION OF TRUST AND BYLAWS

         The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Our declaration of trust and bylaws are exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information" for information how to obtain copies of our declaration of trust and bylaws.

CLASSIFICATION OF THE BOARD OF TRUSTEES

         Our declaration of trust provides that the number of our trustees may be established by the Board of Trustees but may not be fewer than two nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees.

         Pursuant to our declaration of trust, our Board of Trustees is divided into three classes of trustees. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at such meeting are elected to hold office for three-year terms. We believe that classification of the Board of Trustees will help to assure the continuity and stability of our business strategies and policies as determined by the Board of Trustees. Holders of common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

         The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of us, even though the tender offer or change in control might be in the best interest of our shareholders.

REMOVAL OF TRUSTEES

         Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

BUSINESS COMBINATIONS

         Under Maryland law, "business combinations" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

         - any person who beneficially owns ten percent or more of the voting power of the trust's shares; or

         - an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

         A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

         After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the board of directors of the trust and approved by the affirmative vote of at least:

         - 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

         - two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

         These super-majority vote requirements do not apply if the trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

         The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our Board of Trustees has exempted any business combination involving any entity owned or controlled, directly or indirectly, by (i) our executive officers and trustees, or any of them, or (ii) any other person acting in concert with, or any "group" (as defined in Section 13 of the Exchange Act of 1934, as amended, and the rules thereunder) with any of our executive officers or trustees. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

         The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

         Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control Shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

         -        one-tenth or more but less than one-third,

         -        one-third or more but less than a majority, or

         -        a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

         Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

EXTRAORDINARY TRANSACTIONS; AMENDMENT TO THE DECLARATION OF TRUST

         Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our declaration of trust provides for a lesser percentage for amendments to our declaration of trust, which, except for amendments to specific provisions enumerated in our declaration of trust, may be amended by the affirmative vote of holders of not less than a majority of shares entitled to vote thereon. Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our Board of Trustees.

         Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or sell or transfer all or substantially all of our property, if approved by the Board of Trustees and by the affirmative vote of shareholders holding (i) not less than two-thirds of the shares entitled to be cast on the matter, if we are not the surviving entity in any merger or consolidation or in the event of a sale of property or
(ii) not less than a majority of the shares entitled to be cast on the matter, in all other cases.

TERMINATION OF THE TRUST

         Subject to the provisions of any class or series of our shares outstanding, after approval by a majority of the entire Board of Trustees, our company may be terminated by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

         Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of' Trustees, or (iii) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions of the bylaws only if the Board of Trustees has determined that trustees will be elected at such meeting.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW
AND OF THE DECLARATION OF TRUST AND BYLAWS

         The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our shareholders or otherwise be in their best interest.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of the provisions of the Code, governing the United States federal income tax treatment of a REIT and of certain United States federal income tax considerations relevant to the purchase, ownership and disposition of the common shares and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold the common shares as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his or her personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers.

         The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

         EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON SHARES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         In the opinion of Bryan Cave LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations and assumptions upon which the discussion is based are accurate), accurately represents the material United States federal income tax considerations relevant to purchasers of the common shares.

UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY

     General

         We elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot assure you, however, that such requirements will be met in the future. We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but we cannot assure you that we will operate in a manner so as to qualify or remain qualified. Moreover, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below. Accordingly, we cannot be sure that the actual results of our operation for any one taxable year will satisfy such requirements. If we do qualify for tax treatment as a REIT, we will generally not be subject to United States federal corporate income taxes on net income that we distribute to shareholders.

         We will be subject to United States federal income tax, however, as follows: First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" to the extent that tax exceeds our regular tax. Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 90% of our gross income (95% for taxable years ending before January 1, 2001) over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such an asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by us, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate. However, for acquisitions of assets from a C corporation occurring on or after January 2, 2002, the C corporation may elect to be subject to immediate tax by recognizing gain as if it had sold the acquired assets to an unrelated third party at fair market value immediately before the transaction, in lieu of the REIT recognizing gain upon a later disposition of such assets within the 10-year recognition period. Eighth, for taxable years beginning after December 31, 2000, if we receive non-arm's length income from a taxable REIT subsidiary (as defined below under "-- Qualified REIT Subsidiaries and Taxable REIT Subsidiaries"), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on such amounts.

     Requirements for Qualification

         A REIT is defined in the Code as a corporation, trust or association:
(i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (vii) which meets certain income and asset tests described below. Conditions (i) to (iv), inclusive, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to "look-through" exception in the case of condition (vi).

         We believe we have satisfied the share ownership requirements set forth in (v) and (vi) above. In addition, our declaration of trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Restrictions on Ownership and Transfer."

         If we comply with regulatory rules pursuant to which we are required to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our stock, but we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the requirement that we not be closely held, we will be treated as having met the requirement described in (vi) above. If we were to fail to comply with these regulatory rules for any year, we would be subject to a $25,000 penalty. If our failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. Furthermore, we are required to maintain a list of those persons failing or refusing to provide the information necessary to enable us to comply with these rules.

     Ownership of a Partnership Interest

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities, and items of income of the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein, provided that the operating partnership is treated as a partnership for United States federal income tax purposes and is not taxable as a corporation for United States federal income tax purposes.

         If the operating partnership or any similar entity directly or indirectly owned by us were to be treated as an association taxable as a corporation for United States federal income tax purposes, such entity would be subject to an entity-level corporate tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests (see "-- Income Tests" and "-- Asset Tests" below), and in turn may prevent us from qualifying as a REIT.

     Income Tests

         There are three percentage tests relating to the sources of our gross income that we must satisfy annually to maintain our qualification as a REIT. First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. As discussed earlier, in applying these tests, if we invest in a partnership, such as the operating partnership, we will be treated as realizing our share of the income and bearing our share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

         Rents we receive will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant; except that for tax years beginning after December 31, 2000, rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in such subsidiary. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (determined by comparing the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant), then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, we may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. We will, in a timely manner, hire independent contractors from whom we derive no revenue to perform such services, except that we will directly perform services under certain of our leases with respect to which we will receive an opinion of counsel or otherwise satisfy ourself that our performance of such services will not cause the rents to fail to qualify as "rents from real property." We believe that each of the above requirements has been satisfied. In addition, we are permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

         The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 90% of our gross income (95% for taxable years ending before January 1, 2001) over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company's profitability.

     Asset Tests

         At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities. Second, not more than 25% of the value of our total assets may be represented by securities other than those includible in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another REIT or by a taxable REIT subsidiary) may not exceed 5% of the value of our total assets. Fourth, for taxable years beginning after December 31, 2000, not more than 20% of our total assets may constitute securities issued by taxable REIT subsidiaries. Finally, of the investments included in the 25% asset class, we may not own more than 10% of the outstanding securities by vote or value (except for any grandfathered securities in existence on July 12, 1999 as described below under the heading "Qualified REIT Subsidiaries and Taxable REIT Subsidiaries") of any one issuer (other than issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or debt instruments that are considered straight debt under a safe harbor provision of the Code).

     Annual Distribution Requirements

         We, in order to avoid being taxed as a regular corporation, are required to make distributions (other than capital gain dividends) to our shareholders which qualify for the dividends paid deduction in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the after tax net income, if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. (For taxable years beginning before January 1, 2001, the required amount of distributions described above and below was 95% of the amount of our income or gain, as the case may be). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

         It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (i) timing differences between (a) the actual receipt of income and actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or (ii) the payment of severance benefits that may not be deductible to us. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

         Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

     Qualified REIT Subsidiaries and Taxable REIT Subsidiaries

         REITs may own wholly owned subsidiaries which are "qualified REIT subsidiaries." A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" described below, that is wholly-owned by a REIT, directly or indirectly through disregarded subsidiaries. A qualified REIT subsidiary is not treated as a separate corporation. Thus, all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated for United

States federal income tax purposes as assets, liabilities, and items of income, deduction and credit of ours, including for purposes of the REIT income and assets tests. Any qualified REIT subsidiary of ours will not be subject to United States federal corporate income tax, but it may be subject to state and local taxation in some states. A REIT may also own up to 100% of the stock in a corporation that constitutes a "taxable REIT subsidiary," provided that the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary. A taxable REIT subsidiary can perform impermissible tenant services without causing the REIT to be treated as having received impermissible tenant services income under the REIT income tests.

         A taxable REIT subsidiary will pay tax at regular corporate income tax rates on its taxable net income. A taxable REIT subsidiary, however, may in certain circumstances be limited in its ability to deduct interest paid by it to the REIT. Moreover, the Code provides a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

         - Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services, or amounts received by an independent contractor from whom the REIT does not derive any income.

         - Redetermined rents do not include de minimis payments received by the REIT for non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

         - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, so long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

         - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

         - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the services.

         - The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms' length basis even though a taxable REIT subsidiary provided services to the tenants.

         Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

         A REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of any issuer. This does not apply, however, to taxable REIT subsidiaries, qualified REIT subsidiaries (discussed above) and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities if:

         - the non-qualified subsidiary was established on or before July 12, 1999,

         - the subsidiary does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary) and

         - the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary).

         Except for certain corporations (with respect to each of which an election to be treated as a taxable REIT subsidiary of the Company has been filed or the stock of which is owned more than 35% by another taxable REIT subsidiary), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value under the grandfather provisions described above, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation. Thus, we will not violate the general limitation on a REIT's ownership of 10% of the vote or value of the securities of a corporation. Furthermore, we do not expect that through our ownership of any corporation, directly or indirectly, we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 20% of the value of all of the assets of the REIT. Finally, we do not expect that we will incur any liability for the 100% tax imposed on redetermined rents, redetermined deductions, or excess interest as a result of the election to treat any such corporation as a taxable REIT subsidiary.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

         Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above and are ineligible for relief from such failure. In that event, we will be subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and we will be unable to deduct distributions to shareholders. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will be eligible for the dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section
1059). We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

         Except as otherwise provided herein, the following summary discusses United States federal income tax consequences to U.S. Holders (defined below) of investing in the common shares. As used herein, the term "U.S. Holder" means a beneficial owner of the common shares that is for United States federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized under the laws of the United States or of any state thereof or in the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or has made a valid election to be treated as a United States person. As used herein, the term "Non-U.S. Holder" means a beneficial owner of the common shares that is not a U.S. Holder.

         If an entity or arrangement treated as a partnership for United States federal income tax purposes holds the common shares, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the common shares should consult its own tax advisor regarding the United States federal income tax consequences to the partner of the acquisition, ownership and disposition of the common shares by the partnership.

     General

         So long as we qualify for taxation as a REIT, distributions with respect to common shares, preferred shares or common shares acquired in conversion of any convertible preferred shares (collectively "Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by our U.S. Holders as ordinary income for United States federal income tax purposes. For this purpose, our current and accumulated earnings and profits will be allocated first to distributions with respect to preferred shares and then to distributions with respect to common shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held his or her shares. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         For individual U.S. Holders, the maximum United States federal income tax rate applicable to items of ordinary income and net short-term capital gains for taxable years beginning January 1, 2003, and ending before January 1, 2011, is 35%. Long-term capital gains recognized on or after May 6, 2003 and before January 1, 2009, are taxed for individual U.S. Holders at a maximum rate of 15% (for gains from capital assets held for more than one year). Certain qualified dividends in the hands of individual U.S. Holders will be taxed at a maximum rate of 15% effective January 1, 2003, through December 31, 2008. If a dividend is not a qualified dividend, then such dividend would be taxed at the ordinary income tax rates of up to 35%.

         Except as set forth below, a REIT's individual U.S. Holders generally will not benefit from the 15% maximum tax rate with respect to dividends paid by the REIT because such dividends are generally not subject to taxation at the REIT level. However, there are at least three circumstances in which an individual U.S. Holder of a REIT will be subject to tax on dividends paid by the REIT at a maximum rate of 15%. First, distributions designated as long-term capital gain dividends may be eligible for the maximum rate of 15%. Second, dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries, may be eligible for the 15% maximum rate. Third, dividends attributable to income upon which the REIT has paid corporate income tax (this would occur if, for example, the REIT incurs corporate level tax due to the failure to distribute the requisite minimum amount of income, or due to recognition of certain "built-in" gains) may be eligible for the 15% maximum rate.

         If we elect to retain and pay income tax on any net long term capital gain, our U.S. Holders would include in their income as long term capital gain their proportionate share of such net long term capital gain. A U.S. Holder would also receive a refundable tax credit for such U.S. Holder's proportionate share of the tax we paid on such retained capital gains and an increase in its basis in our shares in an amount equal to the U.S. Holder's includible capital gains less its share of the tax deemed paid.

         Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder's Shares. U.S. Holders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a U.S. Holder who holds his or her Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a U.S. Holder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such U.S. Holder previously received capital gain distributions with respect to such Shares.

         Capital gain we realize on the sale of our assets generally will equal the difference between the sale price and our tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the "Contributed Properties") to the operating partnership was not fully taxable, the operating partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to us than would have been the case if the Contributed Properties had been purchased by us in a fully taxable transaction. Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if we had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, we may be entitled to greater depreciation deductions in the initial years following our formation. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

         U.S. Holders may not include in their individual United States federal income tax returns any of our net operating losses or capital losses. In addition, any distribution we declare in October, November or December of any year payable to a U.S. Holder of record on a specified date in any such month shall be treated as both paid by us and received by the U.S. Holder on December 31 of such year, provided that we actually pay such distribution no later than January 31 of the following year. We may be required to withhold a portion of capital gain distributions to any U.S. Holders who fail to certify their non-foreign status to us.

         The IRS has ruled that if a REIT's dividend reinvestment plan allows U.S. Holders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 90% distribution test described above at "United States Federal Income Taxation of the Company -- Annual Distribution Requirements." Under the terms of our Distribution Reinvestment and Share Purchase Plan (the "Purchase Plan"), shares are generally thereunder acquired at a price not less than 95% of the fair market value of the shares after giving effect to certain items such as any discount and brokerage fees we paid. Thus, distributions reinvested under the Purchase Plan should count towards satisfying the 90% distribution test. U.S. Holders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested (i.e., the tax is not deferred until the shares received from participation in the Purchase plan are sold or disposed
of).

     Other Disposition

         Upon the sale or exchange of Shares to or with a person other than us or a sale or exchange of Shares with us to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. For these purposes, the period for which any convertible preferred shares was held would be included in the holding period of any common shares received upon conversion thereof.

     Backup Withholding, Information Reporting and Other Information

         Information-reporting requirements, generally, will apply to certain U.S. Holders with regard to certain payments such as payments of dividends on our stock, payments of interest on our debt securities and payments of the proceeds of the sale of our stock, unless an exception applies. In addition, under the backup withholding rules, we would be required to withhold at the applicable tax rate (currently at the rate of 28%) from payments subject to information reporting when (i) a shareholder fails to supply a correct taxpayer identification number ("TIN") to the payor or to establish an exemption from backup withholding; or (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect TIN. A shareholder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions or proceeds of a redemption of our shares made to any U.S. Holders who fail to certify their non-foreign status to us. Furthermore, if you are a U.S. Holder, payments made to you by a broker upon sale of our shares generally will be subject to the information reporting and backup withholding rules described above. Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

         Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more "reportable transactions" requiring us to file an information return. In addition, other "material advisors" to the Company may each be required to maintain for a specified period of time a list containing certain information regarding the "reportable transaction," and the IRS could inspect such lists upon request. You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares, or transactions that might be undertaken by us.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

         The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws with regard to an investment in the common shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions With Respect to Shares Held by Non-U.S. Holders

         Distributions that are not attributable to gain from our sale or exchange of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a United States federal withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Holder's conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States federal income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Holder unless (i) a lower treaty rate applies and the Non-U.S. Holder files an IRS Form W-8BEN with the Company claiming a lower treaty rate or (ii) the Non-U.S. Holder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Shares, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

         For any year in which we qualify as a REIT, distributions that are attributable to gain from our sale or exchange of United States real property interests will be taxed to a Non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Holder as if such gain were effectively connected with a United States business. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. We are required to withhold 35% of any distribution that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Holder's FIRPTA tax liability.

     Disposition of Shares Held by Non-U.S. Holders

         Gain recognized by a Non-U.S. Holder upon a sale of Shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Holder if (i) investment in the Shares is effectively connected with the Non-U.S. Holder's United States trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of the Company's Shares generally will still not be subject to tax if (a) the Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and (b) the selling Non-U.S. Holder held 5% or less of the Company's outstanding securities at all times during a specified testing period of up to 5 years.

     Backup Withholding, Information Reporting and Other Information

         The United States Treasury Department has issued final regulations regarding the withholding and information reporting effective for payments made on or after January 1, 2001. Pursuant to final regulations, Non-U.S. Holders are required to file with a U.S. payor an Internal Revenue Service Form W-8BEN or other appropriate forms and certificates indicating the identities and addresses of the beneficial owners of such shares. In addition, generally, foreign pass-through entities such as partnerships or grantor trusts which are shareholders of ours are required to provide Forms W-8BEN or other appropriate forms and certificates on behalf of persons with interests in such entities. Non-U.S. Holders who do not comply with these disclosure requirements will be unable to obtain the benefits of reduced rates of withholding pursuant to treaties or the Code, and may be subject to backup withholding, as described above.

         The backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to Non-U.S. Holders, or to payments that are exempt from that tax by application of a tax treaty or special exception. To avoid backup withholding on payments such as dividends, Non-U.S. Holders must certify their nonresident status, by completing and signing a Form W-8BEN (or permissible substitute form) or other appropriate forms and certificates. If you are a Non-U.S. Holder, payments made to you by a broker will not be subject to information reporting or backup withholding, as long as you certify your foreign status.

         Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any United States federal income tax liability of the holder.

         Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

         Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more "reportable transactions" requiring us to file an information return. In addition, other "material advisors" to us may each be required to maintain for a specified period of time a list containing certain information regarding the "reportable transaction," and the IRS could inspect such lists upon request. You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares, or transactions that might be undertaken by us.

TAX-EXEMPT SHAREHOLDERS

         Dividends paid to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for United States federal income tax purposes but for the application of a "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

STATE, LOCAL AND FOREIGN TAXATION

         We and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which we or they transact business or reside. Such state, local or foreign taxation may differ from the United States federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the Selling Shareholders so that those common shares may be freely sold to the public by them. Registration of the common shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale of the common shares by the Selling Shareholders.

         The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may sell any or all of the common shares offered under this prospectus on the New York Stock Exchange or any stock exchange, market or trading facility on which the shares are traded, or in a private transaction. These sales may be made at market prices prevailing at the time of the sale or at negotiated or fixed prices. The common shares may be sold by one or more of the following, without limitation: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to this prospectus, as supplemented, (iii) an exchange distribution in accordance with the rules of such exchange, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (v) through one or more underwriters on a firm commitment or best-efforts basis. In addition, common shares covered by this prospectus which qualify for sale pursuant to Rule 144, promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of our Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

         The common shares being offered hereunder consist of common shares that may be issued to the Selling Shareholders upon redemption by us of OP Units previously issued to the Selling Shareholders in a private placement exempt from the registration requirements of the Securities Act. By engaging in such a redemption, our interest in the operating partnership would increase.

         The Selling Shareholders have agreed to pay the costs and expenses of selling the common shares under this prospectus. The costs and expenses include commissions and discounts of underwriters, brokers, dealers or agents, as well as costs and expenses incidental to the registration and qualification of the common shares offered under this prospectus, including applicable filing fees, legal and accounting fees and expenses.

                                  ERISA MATTERS

         We may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the exchanged shares should consult with its legal counsel.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for our Company by Bryan Cave LLP, New York, New York. Certain matters of Maryland law will be passed upon for our Company by Venable LLP, Baltimore, Maryland. In addition, Bryan Cave LLP will issue an opinion of the Company as to certain tax matters.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A No. 1 for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by us in connection with the offering of the common Shares being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                           ITEM                                AMOUNT
--------------------------------------------------------     ---------
Registration Fee - - Securities and
   Exchange Commission..................................     $  2,286.01
Legal Fees and Expenses.................................     $ 35,000
Accounting Fees and Expenses............................     $  5,000
Miscellaneous Expenses..................................     $  2,000
       Total............................................     $ 44,286.01

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers to the trust or to its shareholders for money damages except for the liability of a trustee or officer resulting from (i) active and deliberate dishonesty established by a final judgment as being material to the cause of action or (ii) actual receipt of an improper benefit or profit in money, property or services. The Company's amended and restated declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland law.

         The declaration of trust, as amended, of the Company authorizes it, to the maximum extent provided in its bylaws, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner, of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Company. The Company's bylaws obligate it, to the maximum extent permitted by Maryland Law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who, while a trustee or officer and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, and (b) any present or former trustee or officer against any claim or liability to which he may become a party by reason of his service in that capacity unless it is established that
(i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as a trustee or officer provided that the Company shall have received
(i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's bylaws also (i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Company in such capacity and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Company's bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under
Section 2-418 of the Maryland General Corporation Law ("MGCL") for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

         The Company maintains a standard policy of officers' and directors' liability insurance.

ITEM 16. EXHIBITS

3.1      Amended and Restated Declaration of Trust of Glimcher Realty Trust.(1)
3.2      Bylaws, as amended.(2)
3.3      Articles Supplementary for the Series F Preferred Shares.(3)
3.4      Articles Supplementary for the Series G Preferred Shares.(4)
3.5      Form of Articles Supplementary for the Series E Junior Participating Preferred Shares.(5)
4.1      Specimen Certificate for Common Shares of Beneficial Interest.(1)
4.2      Specimen Certificate Evidencing 2,400,000 Series F Preferred Shares.(3)
4.3      Specimen Certificate Evidencing 6,000,000 Series G Preferred Shares.(4)
4.4      Rights Agreement Relating to the Right to Purchase One One-Hundredth of
         a Series E Junior Participating Preferred Share of the Company.(5)
5.1      Opinion of Venable LLP re: Legality of the Common Shares.
8.1      Opinion of Bryan Cave LLP re: Tax Matters.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of Venable LLP (included as part of Exhibit 5.1).
23.3     Consent of Bryan Cave LLP (included as part of Exhibit 8.1).
24.1     Power of Attorney (included on signature page).

----------------------

(1)      Incorporated by reference to GRT's Registration Statement No. 33-69740.

(2) Incorporated by reference to GRT's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Securities and Exchange Commission on March 21, 1995.

(3) Incorporated by reference to GRT's Form 8-A filed with the Securities and Exchange Commission on August 22, 2003.

(4) Incorporated by reference to GRT's Form 8-A filed with the Securities and Exchange Commission on February 20, 2004.

(5) Incorporated by reference to GRT's Form 8-K filed with the Securities and Exchange Commission on March 12, 1999.

(6)      Incorporated by reference to GRT's Registration Statement No. 33-69740.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, state of Ohio, on April 27, 2004.

                                    GLIMCHER REALTY TRUST

                                    By: /s/ George A. Schmidt
                                       _________________________________
                                       George A. Schmidt
                                       Executive Vice President, General Counsel
                                       and Secretary

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George A. Schmidt, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                                        TITLE                              DATE
          ---------                                        -----                              ----
/s/ Herbert Glimcher                   Chairman, Chief Executive Officer and Trustee     April 30, 2004
_____________________________                 (Principal Executive Officer)
Herbert Glimcher


/s/ Michael P. Glimcher                         President and Trustee                    April 30, 2004
_____________________________
Michael P. Glimcher


/s/ William G. Cornely                  Executive Vice President, Chief Operating        April 30, 2004
_____________________________                Officer, Chief Financial Officer,
William G. Cornely                           Treasurer and Trustee (Principal
                                             Financial and Accounting Officer)

/s/ George A. Schmidt                   Executive Vice President, General Counsel,       April 30, 2004
_____________________________                    Secretary and Trustee
George A. Schmidt




/s/ Philip G. Barach                                   Trustee                           April 30, 2004
____________________________
Philip G. Barach

          SIGNATURE                                    TITLE                                 DATE
          ---------                                    -----                                 ----


/s/ Oliver W. Birckhead                                Trustee                           April 30, 2004
_____________________________
Oliver W. Birckhead


                                                       Trustee                           April 30, 2004
_____________________________
Wayne S. Doran

_____________________________                          Trustee                           April 30, 2004

Janice E. Page

                                                       Trustee                           April 30, 2004
_____________________________
Alan R. Weiler


/s/ Harvey A. Weinberg                                 Trustee                           April 30, 2004
_____________________________
Harvey A. Weinberg


                                 EXHIBIT INDEX

3.1      Amended and Restated Declaration of Trust of Glimcher Realty Trust.(1)
3.2      Bylaws, as amended.(2)
3.3      Articles Supplementary for the Series F Preferred Shares.(3)
3.4      Articles Supplementary for the Series G Preferred Shares.(4)
3.5      Form of Articles Supplementary for the Series E Junior Participating Preferred Shares.(5)
4.1      Specimen Certificate for Common Shares of Beneficial Interest.(1)
4.2      Specimen Certificate Evidencing 2,400,000 Series F Preferred Shares.(3)
4.3      Specimen Certificate Evidencing 6,000,000 Series G Preferred Shares.(4)
4.4      Rights Agreement Relating to the Right to Purchase One One-Hundredth of
         a Series E Junior Participating Preferred Share of the Company.(5)
5.1      Opinion of Venable LLP re: Legality of the Common Shares.
8.1      Opinion of Bryan Cave LLP re: Tax Matters.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of Venable LLP (included as part of Exhibit 5.1).
23.3     Consent of Bryan Cave LLP (included as part of Exhibit 8.1).
24.1     Power of Attorney (included on signature page).

----------------------

(1)      Incorporated by reference to GRT's Registration Statement No. 33-69740.

(2) Incorporated by reference to GRT's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Securities and Exchange Commission on March 21, 1995.

(3) Incorporated by reference to GRT's Form 8-A filed with the Securities and Exchange Commission on August 22, 2003.

(4) Incorporated by reference to GRT's Form 8-A filed with the Securities and Exchange Commission on February 20, 2004.

(5) Incorporated by reference to GRT's Form 8-K filed with the Securities and Exchange Commission on March 12, 1999.

(6)      Incorporated by reference to GRT's Registration Statement No. 33-69740.